Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESSFACTORS, INC.
     SuccessFactors, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as previously amended, has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:
     Subsection 3(e)(iv)(A)(4)(ii) of Article FOUR of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“(ii) to employees, consultants, or directors pursuant to stock option, stock purchase, stock bonus, or similar plans approved by the board of directors, including without limitation upon the exercise of Options outstanding as of the Original Issue Date, not to exceed 20,726,623 shares in the aggregate, including any options outstanding as of the date hereof;”
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 2nd day of August 2007, and the foregoing facts stated herein are true and correct.

SuccessFactors, Inc.
By:	/s/ Lars Dalgaard
Lars Dalgaard,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESS ACQUISITION CORPORATION
     Success Acquisition Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as previously amended, has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:
     Article ONE of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“ONE. The name of the corporation is SuccessFactors, Inc.”
     Subsection 3(e)(iv)(A)(4)(ii) of Article FOUR of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“(ii) to employees, consultants, or directors pursuant to stock option, stock purchase, stock bonus, or similar plans approved by the board of directors, including without limitation upon the exercise of Options outstanding as of the Original Issue Date, not to exceed 16,389,628 shares in the aggregate, including any options outstanding as of the date hereof;”
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 24 day of April 2007, and the foregoing facts stated herein are true and correct.

Success Acquisition Corporation
By:	/s/ Lars Dalgaard
Lars Dalgaard,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESS ACQUISITION CORPORATION
     Success Acquisition Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:
     The first paragraph of Article Four of the Restated Certificate of Incorporation, relating to the authorized capital stock of the corporation is amended to read as follows:
     FOUR. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the corporation is authorized to issue is 50,400,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 33,142,579 with a par value of $0.001 per share, 10,650,000 of which are designated “Series A Preferred Stock”, 7,751,935 of which are designated “Series B Preferred Stock”, 4,416,961 of which are designated “Series C Preferred Stock”, 4,523,683 of which are designated “Series D Preferred Stock” and 5,800,000 of which are designated “Series E Preferred Stock”. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are referred to collectively herein as the “Preferred Stock”.
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of June 2006, and the foregoing facts stated herein are true and correct.

Success Acquisition Corporation
By:	/s/ Lars Dalgaard
Lars Dalgaard,
President and Chief Executive Officer

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUCCESS ACQUISITION CORPORATION
(Incorporated May 23, 2001)
     Success Acquisition Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:
     1. That the corporation was originally incorporated on May 23, 2001 pursuant to the General Corporation Law.
     2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of the corporation.
     3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
     “ONE. The name of the corporation is Success Acquisition Corporation.
     TWO. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
     FOUR. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the corporation is authorized to issue is 50,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 32,742,579 with a par value of $0.001 per share, 10,650,000 of which are designated “Series A Preferred Stock”, 7,751,935 of which are designated “Series B Preferred Stock”, 4,416,961 of which are designated “Series C Preferred Stock”, 4,523,683 of which are designated “Series D Preferred Stock” and 5,400,000 of which are designated “Series E Preferred Stock”. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are referred to collectively herein as the “Preferred Stock”.
     The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.
     Section 1. Dividends. The holders of the Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.016 per share for each share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, $0.0516 per share for each share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, $0.09056 per share for each share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, $0.15032 per share for each share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum and $0.38436 per share for each share of Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum when and if declared by the corporation’s board of directors. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as-converted to Common Stock basis.
     Section 2. Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of the corporation (a “Liquidation Event”), prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Preferred Stock shall be entitled to receive on an equal priority pari passu basis, (i) for each outstanding share of Series A Preferred Stock then held by them an amount equal to $0.20 (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) for each outstanding share of Series B Preferred Stock then held by them an amount equal to $0.645 (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) for each outstanding share of Series C Preferred Stock then held by them an amount equal to $1.132 (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv) for each outstanding share of Series D Preferred Stock then held by them an amount equal to $1.879 (as adjusted for any stock dividends, combinations or splits with respect to such shares), (v) for each outstanding share of Series E Preferred Stock then held by them an amount equal to $4.80446 (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (vi) declared but unpaid dividends on all such shares of Preferred Stock. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be insufficient to permit the payment to such holders of Preferred Stock of the full aforementioned preferential amount, then the entire assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed pro rata among the holders of Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

          (b) Upon a Liquidation Event, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Section 2(a), all assets and funds of the corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed among the holders of Preferred Stock and Common Stock, pro rata on an as-if-converted to Common Stock basis (with the distributions to the holders of the Preferred Stock under this Section 2(b) being allocated among them pro rata in proportion to the respective aggregate original purchase price for such shares, until such time as the holders of Preferred Stock have received aggregate distributions (including the amount allocated pursuant to Section 2(a) above) equal to two times such holders’ original purchase price for such shares.
          (c) Upon a Liquidation Event, and after payment to the holders of Preferred Stock and Common Stock of the amounts to which they are entitled pursuant to Sections 2(a) and 2(b), all assets and funds of the corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed among the holders of Common Stock, pro rata in proportion to the number of shares of Common Stock held by each holder thereof.
          (d) For purposes of this Section 2, (i) the closing of the sale, transfer or other disposition of all or substantially all of the corporation’s assets, (ii) the consummation of a merger or consolidation of the corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the corporation or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the corporation’s securities), of the corporation’s securities if, after the closing, such person or group of affiliated persons would hold a majority or more of the outstanding voting stock of the corporation or (iv) a liquidation, dissolution or winding up of the corporation other than a transaction for the sole purpose of changing the state of the corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the corporation’s securities immediately prior to such transaction, shall be treated as a liquidation, dissolution or winding up of the corporation; provided, however, that in no event shall one transaction or a series of transactions that are primarily for financing purposes be deemed to be a liquidation, dissolution or winding up of the corporation.
          (e) Without limitation of any other provision hereof (including Section 7 of this Article FOUR below), the corporation shall not effect any Liquidation Event unless the related agreement of merger, consolidation, reorganization, purchase agreement or other analogous agreement provides that the consideration payable to the stockholders of the corporation shall be allocated among such stockholders in accordance with the priorities set forth in this Section 2. In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:
               (i) Cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (ii) Cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior thereto.
     Section 3. Conversion. The holders of Preferred Stock shall have conversion rights as follows:
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such shares of Preferred Stock by the Conversion Price (the “Conversion Price”) at the time in effect for shares of such series of Preferred Stock; provided however, that the Series A Preferred Stock shall not be convertible into Common Stock upon a Liquidation Event (and for all purposes thereof shall be deemed in all events to not have been converted) without the prior approval of the holders of at least seventy percent (70%) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, unless the aggregated amount of distributions to be allocated to the stockholders of the corporation under Section 2(b) above in connection with such Liquidation Event is at least $20,000,000. The Original Issue Price per share of the Series A Preferred Stock is $0.20, the Original Issue Price per share of the Series B Preferred Stock is $0.645, the Original Issue Price per share of the Series C Preferred Stock is $1.132, the Original Issue Price per share of the Series D Preferred Stock is $1.879 and the Original Issue Price per share of the Series E Preferred Stock is $4.80446. As of the date of the filing of this Amended and Restated Certificate of Incorporation, the Conversion Price per share for the Series A Preferred Stock shall initially be $0.20, the Conversion Price per share for the Series B Preferred Stock shall initially be $0.645, the Conversion Price per share of the Series C Preferred Stock shall initially be $1.132, the Conversion Price per share of the Series D Preferred Stock shall initially be $1.879 and the Conversion Price per share of the Series E Preferred Stock shall initially be $4.80446, each subject to adjustment from time to time as provided below.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share of Preferred Stock upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (“IPO”), as amended, covering the offer and sale of Common Stock to the public, at a per share price at least $8.40781 (as adjusted for stock splits, dividends, recapitalizations and the like) and with aggregate offering proceeds to the corporation of not less than $30,000,000, or (ii) the written election of the holders of at least seventy percent (70%) of the outstanding Preferred Stock; provided, however, that any conversion of the Series E Preferred Stock pursuant to this subsection (ii) shall also require the consent of at least seventy percent (70%) of the then-outstanding shares of the Series E Preferred Stock, voting together as a separate class, if the election is made within ninety (90) days prior to the corporation entering into an agreement for any Liquidation Event in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the corporation or its stockholders, whether or not such amounts are ultimately received by the stockholders of the corporation) payable with respect to the Series E Preferred Stock, assuming that all shares of

Preferred Stock have been converted into Common Stock immediately prior to the consummation of such Liquidation Event, is less than $9.60892 per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).
          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled; the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such series of Preferred Stock. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the corporation or the transfer agent for such Preferred Stock; and the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock assumable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.
          (d) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the corporation.
          (e) Adjustment of Conversion Price of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:
               (i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (ii) Adjustments for Stock Dividends and Other Distributions. In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.
               (iii) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.
               (iv) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Prices provided above, the Conversion Price of the Preferred Stock shall be subject to further adjustment from time to time as follows:
                    (A) Special Definitions.
                         (1) “Options” shall mean rights; options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
                         (2) “Original Issue Date” shall mean the date on which the first share of Preferred Stock was first issued.
                         (3) “Convertible Securities” shall mean debt or equity securities convertible into or exchangeable for Common Stock, either directly or indirectly.
                         (4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued) by the corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued):
                              i) upon conversion of shares of Preferred Stock;
                              ii) to employees, consultants, or directors pursuant to stock option, stock purchase, stock bonus, or similar plans approved by the board of directors, including without limitation upon the exercise of Options outstanding as of the Original Issue Date, not to exceed 13,589,628 shares in the aggregate, including 3,991,026 options outstanding as of the date hereof;

                              iii) to equipment lessors, banks, financial institutions or similar entities in a transaction approved by the board of directors (including each of the directors elected solely by the holders of the Preferred Stock), the principle purpose of which is other than the raising of capital;
                              iv) as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(i), (ii) or (iii);
                              v) in the corporation’s initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which causes the conversion of the Preferred Stock pursuant to the provisions of Section 3(b)(i);
                              vi) in a merger or acquisition that is approved by the board of directors (including each of the directors elected solely by the holders of the Preferred Stock); or
                              vii) pursuant to any transactions approved by the board of directors (including each of the directors elected solely by the holders of the Preferred Stock) primarily for the purpose of (A) joint ventures, technology licensing or research and development activities, (B) distribution or manufacture of the corporation’s products or services, or (C) any other transactions involving corporate partners that, in each of (A), (B) and (C), are primarily for purposes other than raising capital.
                    (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made pursuant to Section 3(e)(iv)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the corporation is less than the Conversion Price for such series in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to such adjustment.
                    (C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 3(e)(iv)(A) or 3(e)(iv)(B), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:

                         (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                         (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;
                         (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                              i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options; whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and
                              ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
                         (4) no readjustment pursuant to Section 3(e)(iv)(C)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;
                         (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

                         (6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.
                    (D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the limitation set forth in Section 3(e)(iv)(B), above, if Additional Shares of Common Stock are issued (or, pursuant to Section 3(c)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than a Conversion Price in effect on the date of, and immediately prior to, such issue (a “Dilutive Issue”), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities and upon conversion of Convertible Securities following exercise of outstanding Options therefor, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3(e)(iv)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.
                    (E) Determination of Consideration. For purposes of this Section 3(e)(iv), the consideration received by the corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:
                         (1) Cash and Property. Such consideration shall:
                              i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation after deducting any commissions paid by the corporation with respect to such issuance;
                              ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors of the corporation; and
                              iii) if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the board of directors of the corporation (including each of the directors elected solely by the holders of Preferred Stock).

                         (2) Options and Convertible Securities. The consideration received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
          (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Stock.
          (g) Notices of Record Date. Upon (i) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of all or substantially all of the assets of the corporation, capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the Corporation with or into any other corporation, or any sale of all or substantially all of the assets of the corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein (or such shorter period approved by 70% or more of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such-reorganization, reclassification, transfer, consolidation, merger, asset sale, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset sale, dissolution, liquidation or winding up.
          (h) Notices. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the corporation.
          (i) Payment of Taxes. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
          (j) No Dilution or Impairment. Without the consent of the holders of at least seventy percent (70%) of the then outstanding Preferred Stock as required under Section 7, the corporation shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.
     Section 4. Voting.
          (a) General. Except as otherwise required by law, each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein (including without limitation Section 4(b)), all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Preferred Stock shall not, however; be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance pursuant to a plan or plans approved by the Board) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
          (b) Election of Directors. Subject to any restrictions contained herein, the authorized number of directors of the corporation shall be set forth in the Bylaws of the corporation. As long as at least 1,000,000 of the shares of Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of shares of Preferred Stock, voting separately as a class, shall be entitled to elect three (3) directors of the corporation at each election of directors (and to fill any vacancy with respect thereto or to remove such directors from office). The holders of shares of Common Stock, voting separately as a class, shall be entitled to elect two (2) directors of the corporation at each annual election of directors (and to fill any vacancies with respect thereto or to remove such directors from office), subject to the approval of a majority of the directors with respect to any such director elected by the holders of shares of Common Stock who is not the Chief Executive Officer of the Corporation.
     Section 5. Consent to Distributions. Each holder of Preferred Stock shall be deemed to have consented to distributions made by the corporation in connection with the repurchase of shares of Common Stock at cost from employees or consultants of the corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the board of directors of the corporation.
     Section 6. No Reissuance. No share or shares of Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.
     Section 7. Protective Provisions. As long as at least 1,000,000 of the shares of Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like), this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of seventy percent (70%) or more of the then outstanding shares of Preferred Stock, voting together as a single class:
                    (A) sell, convey, or otherwise dispose of all or substantially all of its assets, property or business or merge into or consolidate with any other corporation or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is transferred or otherwise disposed of or otherwise effect a Liquidation Event;
                    (B) whether by merger, reorganization, amendment or otherwise, alter or change the rights, preferences or privileges of any series of Preferred Stock or amend the corporation’s certificate of incorporation or Bylaws;
                    (C) authorize, create or issue, or obligate itself to issue, whether by merger, reorganization, amendment or otherwise, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Preferred Stock;
                    (D) engage in any action, whether by merger, reorganization, amendment or otherwise, that reclassifies any outstanding shares of the corporation’s capital stock into shares having preference over, or being on a parity with, the Preferred Stock;
                    (E) liquidate or dissolve this corporation;
                    (F) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however; that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon termination of employment or service which were approved by the board of directors;

                    (G) authorize the payment, or make any payments, of any dividends or other distributions to the outstanding shares of the corporation’s capital stock;
                    (H) increase or decrease the authorized number of shares of Preferred Stock;
                    (I) authorize the issuance of or issue any stock appreciation or similar stock rights to any class or series of its shareholders;
                    (J) transfer any material assets of the Corporation to any stockholder or any of its affiliates; or
                    (K) increase or decrease the authorized number of the Board of Directors to more or less than five (5).
     So long as at least 1,000,000 shares of Series C Preferred Stock are outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 90% or more of the then outstanding shares of Series C Preferred Stock, engage in any of the actions listed in (A)-(J) above which differentially and adversely impacts the holders of the Series C Preferred Stock. So long as at least 1,000,000 shares of Series D Preferred Stock are outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 90% or more of the then outstanding shares of Series D Preferred Stock, engage in any of the actions listed in (A)-(J) above which differentially and adversely impacts the holders of the Series D Preferred Stock. So long as at least 1,000,000 shares of Series E Preferred Stock are outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 90% or more of the then outstanding shares of Series E Preferred Stock, engage in any of the actions listed in (A)-(J) above which differentially and adversely impacts the holders of the Series E Preferred Stock.
     FIVE. The corporation is to have perpetual existence.
     SIX. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation, provided, however, that such power of the Board of Directors shall not divest the stockholders of nor limit their power, subject to the provisions of Section 7, Article Four, to adopt, amend, repeal or otherwise alter the Bylaws.
     SEVEN. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.
     EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide the books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation.
     NINE.
          (a) Limitation of Director’s Liability. To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.
          (b) Indemnification of Corporate Agents. The corporation shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer or employee benefit plan fiduciary of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer or employee benefit plan fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise, the board of directors of the corporation may, in its discretion, extend such indemnification to former, current or future employees and other agents of the corporation or any predecessor corporation.
          (c) Repeal or Modification. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of the corporation’s Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     TEN. No Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of the corporation whether now or hereafter authorized.
     ELEVEN. Interested Party Transactions.
               (i) For the purposes of this Article Eleven, “Interested Person” means any person or organization in any way interested in the corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization of the corporation is in any way interested.
               (ii) (A) Unless entered into in bad faith, no contract or transaction by the corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.
                    (B) Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to the corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

                    (C) The provisions of this Article Eleven shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of the corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.
     TWELVE. Partnerships. This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.”
     4. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the board of directors of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.
     5. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of the corporation is 5,339,815, the total number of outstanding shares of Series A Preferred Stock of the corporation is 10,650,000, the total number of outstanding shares of Series B Preferred Stock of the corporation is 7,751,935, the total number of outstanding shares of Series C Preferred Stock of the corporation is 4,416,961 and the total number of outstanding shares of Series D Preferred Stock of the corporation is 4,523,683. The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentage. The percentage required was (i) more than fifty percent (50%) of the outstanding Common Stock, and (ii) more than seventy percent (70%) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class.
     IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Lars Dalgaard, its Chief Executive Officer, this 18th day of May, 2006.

SUCCESS ACQUISITION CORPORATION
/s/ Lars Dalgaard
Lars Dalgaard
President and Chief Executive Officer